Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Heart Test Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457	(c)	4,000,000	$1.02	$4,080,000.00	0.0001102	$449.62
	Total Offering Amounts:						$4,080,000.00		$449.62
	Total Fees Previously Paid:								—
	Total Fee Offsets:								—
	Net Fee Due:								$449.62

(1)

Represents (i) 100,000 shares of common stock, par value $0.0001 per share (“Common Stock”), previously issued to the selling shareholder, (ii) 62,500 shares of Common Stock to be issued to the selling shareholder at the time its purchases of shares of Common Stock pursuant to a purchase agreement (the “Purchase Agreement”) with the selling shareholder reach an aggregate amount of $2,000,000, (iii) and up to 3,837,500 shares of Common Stock that are issuable at the option of the registrant pursuant to the Purchase Agreement. The shares will be offered for resale by the selling shareholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high ($1.06) and low ($0.97) prices reported for the registrant’s Common Stock quoted on The Nasdaq Stock Market on March 24, 2023.